QuickLinks -- Click here to rapidly navigate through this document

Exhibit 5.1

AKIN GUMP
STRAUSS HAUER & FELD LLP
Attorneys at Law

June 16, 2003

Alliance Data Systems Corporation
17655 Waterview Parkway
Dallas, TX 75252

Re:
Alliance Data Systems Corporation
Registration Statement on Form S-8

Ladies and Gentlemen:

        We have acted as counsel to Alliance Data Systems Corporation, a Delaware corporation (the "Company"), in connection with the registration, pursuant to a registration statement on Form S-8, as the same may be amended from time to time (the "Registration Statement"), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), of the offer and sale by the Company of up to 6,000,000 shares (the "Offered Shares") of the Company's common stock, par value $0.01 per share ("Common Stock"), issuable under the Alliance Data Systems Corporation 2003 Long-Term Incentive Plan, as such plan is described in the Registration Statement (the "Plan").

        We have examined originals or certified copies of such corporate records of the Company and other certificates and documents of officials of the Company, public officials and others as we have deemed appropriate for purposes of this letter. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all copies submitted to us as conformed and certified or produced copies.

        Based upon the foregoing and subject to the assumptions, exceptions, qualifications and limitations set forth hereinafter, we are of the opinion that when the Registration Statement has become effective under the Act and when the Offered Shares have been issued, sold and delivered in compliance with the Plan and applicable federal and state securities laws and in the manner described in the Registration Statement, the Offered Shares will be duly authorized, validly issued, fully paid and non-assessable.

        The opinions in this letter are qualified in their entirety and subject to the following:

  A.
  We express no opinion as to the laws of any jurisdiction other than the General Corporation Law of the State of Delaware.

  B.
  This law firm is a registered limited liability partnership organized under the laws of the State of Texas.

  C.
  This letter is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated. We assume herein no obligation, and hereby disclaim any obligation, to make any inquiry after the date hereof or to advise you of any future changes in the foregoing or of any fact or circumstance that may hereafter come to our attention.

        We hereby consent to the filing of this letter as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act and the rules and regulations thereunder.

Very truly yours,

/s/ AKIN, GUMP, STRAUSS, HAUER & FELD, L.L.P.

AKIN, GUMP, STRAUSS, HAUER & FELD, L.L.P.

1700 Pacific Avenue, Suite 4100 / Dallas, Texas 75201 / 214.969.2800 / fax: 214.969.4343 / www.akingump.com

QuickLinks

  Exhibit 5.1